Exhibit 10.1
THE GOLDMAN SACHS
AMENDED AND RESTATED STOCK INCENTIVE PLAN
(amended and restated effective as of December 31, 2008)

TABLE OF CONTENTS

ARTICLE I GENERAL	1

1.1 Purpose	1
1.2 Definitions of Certain Terms	1
1.3 Administration	7
1.4 Persons Eligible for Awards	9
1.5 Types of Awards Under Plan	9
1.6 Shares Available for Awards	9

ARTICLE II AWARDS UNDER THE PLAN	11

2.1 Agreements Evidencing Awards	11
2.2 No Rights as a Shareholder	11
2.3 Options	12
2.4 SARs	13
2.5 Restricted Shares	13
2.6 RSUs	14
2.7 Other Stock-Based Awards	15
2.8 Dividend Equivalent Rights	15
2.9 Adoption of Standardized Award Terms and Conditions	15

ARTICLE III MISCELLANEOUS	16

3.1 Amendment of the Plan or Award Agreement	16
3.2 Tax Withholding	16
3.3 Required Consents and Legends	17
3.4 Right of Offset	18
3.5 Nonassignability	18
3.6 Requirement of Consent and Notification of Election Under Section 83(b) of the Code or Similar Provision	18
3.7 Requirement of Notification Upon Disqualifying Disposition Under Section 421(b) of the Code	19
3.8 Change in Control	19
3.9 Other Conditions to Awards	19
3.10 Right of Discharge Reserved	20
3.11 Nature and Form of Payments	20
3.12 Non-Uniform Determinations	20
3.13 Other Payments or Awards	21
3.14 Plan Headings; References to Laws, Rules or Regulations	21
3.15 Date of Adoption and Term of Plan; Shareholder Approval Required	21

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3.16 Governing Law	22
3.17 Arbitration	22
3.18 Severability; Entire Agreement	23
3.19 Waiver of Claims	23
3.20 No Third Party Beneficiaries	24
3.21 Limitations Imposed by Section 162(m) of the Code	24
3.22 Certain Limitations on Transactions Involving Common Stock; Fees and Commissions	25
3.23 Deliveries	25
3.24 Successors and Assigns of GS Inc.	25

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THE GOLDMAN SACHS
AMENDED AND RESTATED STOCK INCENTIVE PLAN
ARTICLE I
GENERAL
1.1 Purpose
          The purpose of The Goldman Sachs Amended and Restated Stock Incentive Plan is to attract, retain and motivate officers, directors, employees (including prospective employees), consultants and others who may perform services for the Firm (as hereinafter defined), to compensate them for their contributions to the long-term growth and profits of the Firm and to encourage them to acquire a proprietary interest in the success of the Firm.
          The Plan was originally adopted by the Board of Directors of GS Inc. on April 30, 1999 as The Goldman Sachs 1999 Stock Incentive Plan (the “1999 SIP”) and was amended and restated by the Board on January 16, 2003, subject to the approval by the shareholders of GS Inc. Such shareholder approval was obtained on April 1, 2003. The Plan was further amended and restated, effective as of December 31, 2008.
          The amendments made to the 1999 SIP shall affect only Awards granted on or after the “Effective Date” (as hereinafter defined). Awards granted prior to the Effective Date shall be governed by the terms of the 1999 SIP and Award Agreements as in effect prior to the Effective Date. The terms of this Plan are not intended to affect the interpretation of the terms of the 1999 SIP as they existed prior to the Effective Date.
1.2 Definitions of Certain Terms
          Unless otherwise specified in an applicable Award Agreement, the terms listed below shall have the following meanings for purposes of the Plan, any Award Agreement and any standardized terms and conditions that may be adopted from time to time by the Committee.
          1.2.1 “Award” means an award made pursuant to the Plan.
          1.2.2 “Award Agreement” means the written document or documents by which each Award is evidenced, including any Award Statement.
          1.2.3 “Award Statement” means a written statement that reflects certain Award terms.

          1.2.4 “Board” means the Board of Directors of GS Inc.
          1.2.5 “Business Day” means any day other than a Saturday, a Sunday or a day on which banking institutions in New York City are authorized or obligated by federal law or executive order to be closed.
          1.2.6 “Cause” means (a) the Grantee’s conviction, whether following trial or by plea of guilty or nolo contendere (or similar plea), in a criminal proceeding (i) on a misdemeanor charge involving fraud, false statements or misleading omissions, wrongful taking, embezzlement, bribery, forgery, counterfeiting or extortion, or (ii) on a felony charge, or (iii) on an equivalent charge to those in clauses (i) and (ii) in jurisdictions which do not use those designations, (b) the Grantee’s engaging in any conduct which constitutes an employment disqualification under applicable law (including statutory disqualification as defined under the Exchange Act), (c) the Grantee’s willful failure to perform the Grantee’s duties to the Firm, (d) the Grantee’s violation of any securities or commodities laws, any rules or regulations issued pursuant to such laws, or the rules and regulations of any securities or commodities exchange or association of which the Firm is a member, (e) the Grantee’s violation of any Firm policy concerning hedging or pledging or confidential or proprietary information, or the Grantee’s material violation of any other Firm policy as in effect from time to time, (f) the Grantee’s engaging in any act or making any statement which impairs, impugns, denigrates, disparages or negatively reflects upon the name, reputation or business interests of the Firm or (g) the Grantee’s engaging in any conduct detrimental to the Firm. The determination as to whether Cause has occurred shall be made by the Committee in its sole discretion and, in such case, the Committee also may, but shall not be required to, specify the date such Cause occurred (including by determining that a prior termination of Employment was for Cause). Any rights the Firm may have hereunder and in any Award Agreement in respect of the events giving rise to Cause shall be in addition to the rights the Firm have under any other agreement with a Grantee or at law or in equity.
          1.2.7 “Certificate” means a stock certificate (or other appropriate document or evidence of ownership) representing shares of Common Stock.
          1.2.8 “Change in Control” means the consummation of a merger, consolidation, statutory share exchange or similar form of corporate transaction involving GS Inc. (a “Reorganization”) or sale or other disposition of all or substantially all of GS Inc.’s assets to an entity that is not an affiliate of GS Inc. (a “Sale”), that in each case requires the approval of GS Inc.’s stockholders under the law of GS Inc.’s jurisdiction of organization, whether for such Reorganization or Sale (or the issuance of securities of GS Inc. in such Reorganization or Sale), unless immediately following such Reorganization or Sale, either: (a) at least 50% of the total voting power (in respect of the election of directors, or similar officials in the case of an entity other than a corporation) of (i) the entity resulting from such Reorganization, or the entity which has acquired all or substantially all of the assets of GS Inc. in a Sale (in either case, the “Surviving Entity”), or (ii) if applicable, the ultimate parent entity that directly or indirectly has beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act, as such Rule is in effect on the date of the adoption of the 1999 SIP) of 50% or more of the total voting power (in respect of the election of directors, or similar officials in the case of an entity other than a corporation) of the Surviving Entity (the “Parent Entity”) is represented by GS Inc.’s securities (the “GS Inc. Securities”) that were outstanding immediately prior to such Reorganization or Sale (or, if applicable, is represented by shares into which such GS Inc. Securities were converted pursuant to such Reorganization or Sale) or (b) at least 50% of the members of the board of directors (or similar officials in the case of an entity other than a corporation) of the Parent Entity (or, if there is no Parent Entity, the Surviving Entity) following the consummation of the Reorganization or Sale were, at the time of the Board’s approval of the execution of the initial agreement providing for such Reorganization or Sale, individuals (the “Incumbent Directors”) who either (i) were members of the Board on the Effective Date or (ii) became directors subsequent to the Effective Date and whose election or nomination for election was approved by a vote of at least two-thirds of the Incumbent Directors then on the Board (either by a specific vote or by approval of GS Inc.’s proxy statement in which such persons are named as nominees for director).
          1.2.9 “Client” means any client or prospective client of the Firm to whom the Grantee provided services, or for whom the Grantee transacted business, or whose identity became known to the Grantee in connection with the Grantee’s relationship with or employment by the Firm.
          1.2.10 “Code” means the Internal Revenue Code of 1986, as amended from time to time, and the applicable rulings and regulations thereunder.
          1.2.11 “Committee” means the committee appointed by the Board to administer the Plan pursuant to Section 1.3, and, to the extent the Board determines it is appropriate for the compensation realized from Awards under the Plan to be considered “performance based” compensation under Section 162(m) of the Code, shall be a committee or subcommittee of the Board composed of two or more members, each of whom is an “outside director” within the meaning of Code Section 162(m), and which, to the extent the Board determines it is appropriate for Awards under the Plan to qualify for the exemption available under Rule 16b-3(d)(1) or Rule 16b-3(e) promulgated under the Exchange Act, shall be a committee or subcommittee of the Board composed of two or more members, each of whom is a “non-employee director” within the meaning of Rule 16b-3. Unless otherwise determined by the Board, the Committee shall be the Compensation Committee of the Board.
          1.2.12 “Common Stock” means common stock of GS Inc., par value $0.01 per share.
          1.2.13 “Competitive Enterprise” means a business enterprise that (a) engages in any activity, (b) owns or controls a significant interest in or (c) is owned by, or a significant interest in which is owned or controlled by, any entity that engages in any activity, that, in any case, competes anywhere with any activity in which the Firm is engaged. The activities covered by this definition include, without limitation, financial services such as investment banking, public or private finance, lending, financial advisory services, private investing (for anyone other than the Grantee and members of the Grantee’s family), merchant banking, asset or hedge fund management, insurance or reinsurance underwriting or brokerage, property management, or securities, futures, commodities, energy, derivatives or currency brokerage, sales, lending, custody, clearance, settlement or trading.
          1.2.14 “Custody Account” means the custody account maintained by a Grantee with The Chase Manhattan Bank or such successor custodian as may be designated by GS Inc.
          1.2.15 “Date of Grant” means the date specified in the Grantee’s Award Agreement as the date of grant of the Award.
          1.2.16 “Delivery Date” means each date specified in the Grantee’s Award Agreement as a delivery date, provided, unless the Committee determines otherwise, such date is during a Window Period or, if such date is not during a Window Period, the first trading day of the first Window Period beginning after such date.
          1.2.17 “Dividend Equivalent Right” means a dividend equivalent right granted under the Plan, which represents an unfunded and unsecured promise to pay to the Grantee amounts equal to all or any portion of the regular cash dividends that would be paid on shares of Common Stock covered by an Award if such shares had been delivered pursuant to an Award.
          1.2.18 “Effective Date” means the date this Plan is approved by the stockholders of GS Inc. pursuant to Section 3.15 hereof.
          1.2.19 “Employment” means the Grantee’s performance of services for the Firm, as determined by the Committee. The terms “employ” and “employed” shall have their correlative meanings. The Committee in its sole discretion may determine (a) whether and when a Grantee’s leave of absence results in a termination of Employment (for this purpose, unless the Committee determines otherwise, a Grantee shall be treated as terminating Employment with the Firm upon the occurrence of an Extended Absence), (b) whether and when a change in a Grantee’s association with the Firm results in a termination of Employment and (c) the impact, if any, of any such leave of absence or change in association on Awards theretofore made. Unless expressly provided otherwise, any references in the Plan or any Award Agreement to a Grantee’s Employment being terminated shall include both voluntary and involuntary terminations.
          1.2.20 “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and the applicable rules and regulations thereunder.
          1.2.21 “Exercise Price” means (i) in the case of Options, the price specified in the Grantee’s Award Agreement as the price-per-share of Common Stock at which such share can be purchased pursuant to the Option or (ii) in the case of SARs, the price specified in the Grantee’s

Award Agreement as the reference price-per-share of Common Stock used to calculate the amount payable to the Grantee.
          1.2.22 “Expiration Date” means the date specified in the Grantee’s Award Agreement as the final expiration date of the Award.
          1.2.23 “Extended Absence” means the Grantee’s inability to perform for six (6) continuous months, due to illness, injury or pregnancy-related complications, substantially all the essential duties of the Grantee’s occupation, as determined by the Committee.
          1.2.24 “Fair Market Value” means, with respect to a share of Common Stock on any day, the fair market value as determined in accordance with a valuation methodology approved by the Committee.
          1.2.25 “Firm” means GS Inc. and its subsidiaries and affiliates.
          1.2.26 “Good Reason” means, in connection with a termination of employment by a Grantee following a Change in Control, (a) as determined by the Committee, a materially adverse alteration in the Grantee’s position or in the nature or status of the Grantee’s responsibilities from those in effect immediately prior to the Change in Control or (b) the Firm’s requiring the Grantee’s principal place of Employment to be located more than seventy-five (75) miles from the location where the Grantee is principally Employed at the time of the Change in Control (except for required travel on the Firm’s business to an extent substantially consistent with the Grantee’s customary business travel obligations in the ordinary course of business prior to the Change in Control).
          1.2.27 “Grantee” means a person who receives an Award.
          1.2.28 “GS Inc.” means The Goldman Sachs Group, Inc., and any successor thereto.
          1.2.29 “Incentive Stock Option” means an option to purchase shares of Common Stock that is intended to qualify for special federal income tax treatment pursuant to Sections 421 and 422 of the Code, as now constituted or subsequently amended, or pursuant to a successor provision of the Code, and which is so designated in the applicable Option Award Agreement.
          1.2.30 “Initial Exercise Date” means, with respect to an Option or an SAR, the date specified in the Grantee’s Award Agreement as the initial date on which such Award may be exercised, provided, unless the Committee determines otherwise, such date is during a Window Period or, if such date is not during a Window Period, the first trading day of the first Window Period beginning after such date.

          1.2.31 “1999 SIP” means The Goldman Sachs 1999 Stock Incentive Plan, as in effect prior to the Effective Date.
          1.2.32 “Nonqualified Stock Option” means an option to purchase shares of Common Stock that is not an Incentive Stock Option.
          1.2.33 “Option” means an Incentive Stock Option or a Nonqualified Stock Option or both, as the context requires.
          1.2.34 “Outstanding” means any Award to the extent it has not been forfeited, cancelled, terminated, exercised or with respect to which the shares of Common Stock underlying the Award have not been previously delivered or other payments made.
          1.2.35 “Plan” means The Goldman Sachs Amended and Restated Stock Incentive Plan, as described herein and as hereafter amended from time to time.
          1.2.36 “RSU” means a restricted stock unit Award granted under the Plan, which represents an unfunded and unsecured promise to deliver shares of Common Stock in accordance with the terms of the RSU Award Agreement.
          1.2.37 “RSU Shares” means shares of Common Stock that underlie an RSU.
          1.2.38 “Restricted Share” means a share of Common Stock delivered under the Plan that is subject to certain transfer restrictions, forfeiture provisions and/or other terms and conditions specified herein and in the Restricted Share Award Agreement.
          1.2.39 “Retirement” means termination of the Grantee’s Employment (other than for Cause) on or after the Date of Grant at a time when (a) the sum of the Grantee’s age plus years of service with the Firm (as determined by the Committee in its sole discretion) equals or exceeds 55 and (b) the Grantee has completed at least five (5) years of service with the Firm (as determined by the Committee in its sole discretion).
          1.2.40 “SAR” means a stock appreciation right granted under the Plan, which represents an unfunded and unsecured promise to deliver shares of Common Stock, cash or other property equal in value to the excess of the Fair Market Value per share of Common Stock over the Exercise Price per share of the SAR, subject to the terms of the SAR Award Agreement.
          1.2.41 “SIP Administrator” means each person designated by the Committee as a “SIP Administrator” with the authority to perform day-to-day administrative functions for the Plan.
          1.2.42 “Solicit” means any direct or indirect communication of any kind whatsoever, regardless of by whom initiated, inviting, advising, encouraging or requesting any person or entity, in any manner, to take or refrain from taking any action.

          1.2.43 “Vested” means, with respect to an Award, the portion of the Award that is not subject to a condition that the Grantee remain actively employed by the Firm in order for the Award to remain Outstanding. The fact that an Award becomes Vested shall not mean or otherwise indicate that the Grantee has an unconditional or nonforfeitable right to such Award, and such Award shall remain subject to such terms, conditions and forfeiture provisions as may be provided for in the Plan or in the Award Agreement.
          1.2.44 “Vesting Date” means each date specified in the Grantee’s Award Agreement as a date on which part or all of an Award becomes Vested.
          1.2.45 “Window Period” means a period designated by the Firm during which all employees of the Firm are permitted to purchase or sell shares of Common Stock (provided that, if the Grantee is a member of a designated group of employees who are subject to different restrictions, the Window Period may be a period designated by the Firm during which an employee of the Firm in such designated group is permitted to purchase or sell shares of Common Stock).
1.3 Administration
          1.3.1 Subject to Sections 1.3.3 and 1.3.4, the Plan shall be administered by the Committee.
          1.3.2 The Committee shall have complete control over the administration of the Plan and shall have the authority in its sole discretion to (a) exercise all of the powers granted to it under the Plan, (b) construe, interpret and implement the Plan and all Award Agreements, (c) prescribe, amend and rescind rules and regulations relating to the Plan, including rules governing its own operations, (d) make all determinations necessary or advisable in administering the Plan, (e) correct any defect, supply any omission and reconcile any inconsistency in the Plan, (f) amend the Plan to reflect changes in applicable law (whether or not the rights of the Grantee of any Award are adversely affected, unless otherwise provided in such Grantee’s Award Agreement), (g) grant Awards and determine who shall receive Awards, when such Awards shall be granted and the terms of such Awards, including setting forth provisions with regard to termination of Employment, such as termination of Employment for Cause or due to death, Extended Absence, or Retirement, (h) unless otherwise provided in an Award Agreement, amend any outstanding Award Agreement in any respect, whether or not the rights of the Grantee of such Award are adversely affected, including, without limitation, to (1) accelerate the time or times at which the Award becomes Vested, unrestricted or may be exercised (and, in connection with such acceleration, the Committee may provide that any shares of Common Stock acquired pursuant to such Award shall be Restricted Shares, which are subject to vesting, transfer, forfeiture or repayment provisions similar to those in the Grantee’s underlying Award), (2) accelerate the time or times at which shares of Common Stock are delivered under the Award (and, without limitation on the Committee’s rights, in connection with such acceleration, the Committee may provide that any shares of Common Stock delivered pursuant to such Award shall be Restricted Shares, which are subject to vesting, transfer, forfeiture or repayment provisions similar to those in the Grantee’s underlying Award), (3) waive or amend any goals, restrictions or conditions set forth in such Award Agreement, or impose new goals, restrictions and conditions or (4) reflect a change in the Grantee’s circumstances (e.g., a change to part-time employment status or a change in position, duties or responsibilities) and (i) determine at any time whether, to what extent and under what circumstances and method or methods (1) Awards may be (A) settled in cash, shares of Common Stock, other securities, other Awards or other property (in which event, the Committee may specify what other effects such settlement will have on the Grantee’s Award, including the effect on any repayment provisions under the Plan or Award Agreement), (B) exercised or (C) canceled, forfeited or suspended, (2) shares of Common Stock, other securities, other Awards or other property and other amounts payable with respect to an Award may be deferred either automatically or at the election of the Grantee thereof or of the Committee, (3) to the extent permitted under applicable law, loans (whether or not secured by Common Stock) may be extended by the Firm with respect to any Awards, (4) Awards may be settled by GS Inc., any of its subsidiaries or affiliates or any of its or their designees and (5) the Exercise Price for any Option (other than an Incentive Stock Option, unless the Committee determines that such an Option shall no longer constitute an Incentive Stock Option) or SAR may be reset.
          1.3.3 Actions of the Committee may be taken by the vote of a majority of its members present at a meeting (which may be held telephonically). Any action may be taken by a written instrument signed by a majority of the Committee members, and action so taken shall be fully as effective as if it had been taken by a vote at a meeting. The determination of the Committee on all matters relating to the Plan or any Award Agreement shall be final, binding and conclusive. The Committee may allocate among its members and delegate to any person who is not a member of the Committee or to any administrative group within the Firm, including the SIP Administrators or any of them, any of its powers, responsibilities or duties. In delegating its authority, the Committee shall consider the extent to which any delegation may cause Awards to fail to be deductible under Section 162(m) of the Code or to fail to meet the requirements of Rule 16(b)-3(d)(1) or Rule 16(b)-3(e) under the Exchange Act.
          1.3.4 Notwithstanding anything to the contrary contained herein, the Board may, in its sole discretion, at any time and from time to time, grant Awards or administer the Plan. In any such case, the Board shall have all of the authority and responsibility granted to the Committee herein.
          1.3.5 No Liability
          No member of the Board or the Committee or any employee of the Firm (each such person, a “Covered Person”) shall have any liability to any person (including any Grantee) for any action taken or omitted to be taken or any determination made in good faith with respect to the Plan or any Award. Each Covered Person shall be indemnified and held harmless by GS

Inc. against and from (a) any loss, cost, liability or expense (including attorneys’ fees) that may be imposed upon or incurred by such Covered Person in connection with or resulting from any action, suit or proceeding to which such Covered Person may be a party or in which such Covered Person may be involved by reason of any action taken or omitted to be taken under the Plan or any Award Agreement and (b) any and all amounts paid by such Covered Person, with GS Inc.’s approval, in settlement thereof, or paid by such Covered Person in satisfaction of any judgment in any such action, suit or proceeding against such Covered Person, provided that GS Inc. shall have the right, at its own expense, to assume and defend any such action, suit or proceeding and, once GS Inc. gives notice of its intent to assume the defense, GS Inc. shall have sole control over such defense with counsel of GS Inc.’s choice. The foregoing right of indemnification shall not be available to a Covered Person to the extent that a court of competent jurisdiction in a final judgment or other final adjudication, in either case not subject to further appeal, determines that the acts or omissions of such Covered Person giving rise to the indemnification claim resulted from such Covered Person’s bad faith, fraud or willful criminal act or omission. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which Covered Persons may be entitled under GS Inc.’s Amended and Restated Certificate of Incorporation or Amended and Restated Bylaws, as a matter of law, or otherwise, or any other power that GS Inc. may have to indemnify such persons or hold them harmless.
1.4 Persons Eligible for Awards
          Awards under the Plan may be made to such officers, directors, employees (including prospective employees), consultants and other individuals who may perform services for the Firm, as the Committee may select.
1.5 Types of Awards Under Plan
          Awards may be made under the Plan in the form of (a) Options, (b) SARs, (c) Restricted Shares, (d) RSUs, (e) Dividend Equivalent Rights and (f) other equity-based or equity-related Awards that the Committee determines are consistent with the purpose of the Plan and the interests of the Firm. No Incentive Stock Option (other than an Incentive Stock Option that may be assumed or issued by GS Inc. in connection with a transaction to which Section 424(a) of the Code applies) may be granted to a person who is not eligible to receive an Incentive Stock Option under the Code.
1.6 Shares Available for Awards
          1.6.1 Total Shares Available. Subject to adjustment pursuant to Section 1.6.2, the total number of shares of Common Stock which may be delivered pursuant to Awards granted under the Plan on or after the Effective Date shall not exceed two hundred and fifty million shares (250,000,000) and pursuant to Awards granted in the fiscal year beginning November 29, 2008 and each fiscal year thereafter until the expiration of the Plan shall not exceed five percent (5%) of the issued and outstanding shares of Common Stock, determined as of the last day of the immediately preceding fiscal year, increased by the number of shares available for Awards in previous fiscal years but not then covered by Awards granted in such years. No further Awards shall be granted pursuant to the 1999 Plan. If, on or after the Effective Date, any Award that was granted on or after the Effective Date is forfeited or otherwise terminates or is canceled without the delivery of shares of Common Stock, shares of Common Stock are surrendered or withheld from any Award to satisfy any obligation of the Grantee (including Federal, state or foreign taxes) or shares of Common Stock owned by a Grantee are tendered to pay the exercise price of any Award granted under the Plan, then the shares covered by such forfeited, terminated or canceled Award or which are equal to the number of shares surrendered, withheld or tendered shall again become available to be delivered pursuant to Awards granted under this Plan. Notwithstanding the foregoing, but subject to adjustment as provided in Section 1.6.2, no more than one hundred million (100,000,000) shares of Common Stock that can be delivered under the Plan shall be deliverable pursuant to the exercise of Incentive Stock Options. The maximum number of shares of Common Stock with respect to which Options or SARs may be granted to an individual Grantee (i) in GS Inc.’s fiscal year ending in 2003 shall equal 2,500,000 shares of Common Stock and (ii) in each subsequent fiscal year shall equal 105% of the maximum number for the preceding fiscal year. Any shares of Common Stock (a) delivered by GS Inc., (b) with respect to which Awards are made hereunder and (c) with respect to which the Firm becomes obligated to make Awards, in each case through the assumption of, or in substitution for, outstanding awards previously granted by an acquired entity, shall not count against the shares of Common Stock available to be delivered pursuant to Awards under this Plan. Shares of Common Stock that may be delivered pursuant to Awards may be authorized but unissued Common Stock or authorized and issued Common Stock held in GS Inc.’s treasury or otherwise acquired for the purposes of the Plan.
          1.6.2 Adjustments. The Committee shall adjust the number of shares of Common Stock authorized pursuant to Section 1.6.1 and shall adjust (including, without limitation, by payment of cash) the terms of any Outstanding Awards (including, without limitation, the number of shares of Common Stock covered by each Outstanding Award, the type of property to which the Award relates and the exercise or strike price of any Award), in such manner as it deems appropriate to prevent the enlargement or dilution of rights, for any increase or decrease in the number of issued shares of Common Stock (or issuance of shares of stock other than shares of Common Stock) resulting from a recapitalization, stock split, reverse stock split, stock dividend, spinoff, splitup, combination, reclassification or exchange of shares of Common Stock, merger, consolidation, rights offering, separation, reorganization or any other change in corporate structure or event the Committee determines in its sole discretion affects the capitalization of GS Inc., provided, however, that no such adjustment shall be required if the Committee determines that such action would cause an award to fail to satisfy the conditions of an applicable exception from the requirements of Section 409A of the Internal Revenue Code

(“Section 409A”) or otherwise would subject a Grantee to an additional tax imposed under Section 409A in respect of an Outstanding Award. After any adjustment made pursuant to this Section 1.6.2, the number of shares of Common Stock subject to each Outstanding Award shall be rounded up or down to the nearest whole number as determined by the Committee.
          1.6.3 Except as provided in this Section 1.6 or under the terms of any applicable Award Agreement, there shall be no limit on the number or the value of shares of Common Stock that may be subject to Awards to any individual under the Plan.
          1.6.4 There shall be no limit on the amount of cash, securities (other than shares of Common Stock as provided in Section 1.6.1, as adjusted by 1.6.2) or other property that may be delivered pursuant to any Award.
ARTICLE II
AWARDS UNDER THE PLAN
2.1 Agreements Evidencing Awards
          Each Award granted under the Plan shall be evidenced by an Award Agreement, which shall contain such provisions and conditions as the Committee deems appropriate (and which may incorporate by reference some or all of the provisions of the Plan). The Committee may grant Awards in tandem with or in substitution for any other Award or Awards granted under this Plan or any award granted under any other plan of the Firm. By accepting an Award pursuant to the Plan, a Grantee thereby agrees that the Award shall be subject to all of the terms and provisions of the Plan and the applicable Award Agreement.
2.2 No Rights as a Shareholder
          No Grantee (or other person having rights pursuant to an Award) shall have any of the rights of a shareholder of GS Inc. with respect to shares of Common Stock subject to an Award until the delivery of such shares. Except as otherwise provided in Section 1.6.2, no adjustments shall be made for dividends or distributions on (whether ordinary or extraordinary, and whether in cash, Common Stock, other securities or other property), or other events relating to, shares of Common Stock subject to an Award for which the record date is prior to the date such shares are delivered.

2.3 Options
          2.3.1 Grant. The Committee may grant Awards of Options in such amounts and subject to such terms and conditions as the Committee may determine (and may include a grant of Dividend Equivalent Rights under Section 2.8 in connection with such Option grants).
          2.3.2 Exercise. Options that are not Vested or that are not Outstanding may not be exercised. Outstanding Vested Options may be exercised in accordance with procedures established by the Committee (but, subject to the applicable Award Agreement, may not be exercised earlier than the Initial Exercise Date). The Committee may from time to time prescribe periods during which Outstanding Vested Options shall not be exercisable.
          2.3.3 Payment of Exercise Price. Any acceptance by the Committee of a Grantee’s written notice of exercise of a Vested Option shall be conditioned upon payment for the shares of Common Stock being purchased. Such payment may be made in cash or by such other methods as the Committee may from time to time prescribe.
          2.3.4 Delivery of Shares. Unless otherwise determined by the Committee, or as otherwise provided in the applicable Award Agreement, and except as provided in Sections 3.3, 3.4, 3.11 and 3.17.1, and subject to Section 3.2, upon receipt of payment of the full Exercise Price (or upon satisfaction of procedures adopted by the Committee in connection with a “cashless” exercise method adopted by it) for shares of Common Stock subject to an Outstanding Vested Option, delivery of such shares of Common Stock shall be effected by book-entry credit to the Grantee’s Custody Account. The Grantee shall be the beneficial owner and record holder of such shares of Common Stock properly credited to the Custody Account. No delivery of such shares of Common Stock shall be made to a Grantee unless the Grantee has timely returned all required documentation specified in the Grantee’s Award Agreement or as otherwise required by the Committee or the SIP Administrator.
          2.3.5 Repayment if Conditions Not Met. If the Committee determines that all terms and conditions of the Plan and a Grantee’s Option Award Agreement in respect of exercised Options were not satisfied, then the Grantee shall be obligated to pay the Firm immediately upon demand therefor, an amount equal to the excess of the Fair Market Value (determined at the time of exercise) of the shares of Common Stock that were delivered in respect of such exercised Options over the Exercise Price paid therefor, without reduction for any shares of Common Stock applied to satisfy withholding tax or other obligations in respect of such shares.

2.4 SARs
          2.4.1 Grant. The Committee may grant Awards of SARs in such amounts and subject to such terms and conditions as the Committee may determine (and may include a grant of Dividend Equivalent Rights under Section 2.8 in connection with such SAR grants).
          2.4.2 Exercise. SARs that are not Vested or that are not Outstanding may not be exercised. Outstanding Vested SARs may be exercised in accordance with procedures established by the Committee (but, subject to the applicable Award Agreement, may not be exercised earlier than the Initial Exercise Date). The Committee may from time to time prescribe periods during which Outstanding Vested SARs shall not be exercisable.
          2.4.3 Delivery of Shares. Unless otherwise determined by the Committee, or as otherwise provided in the applicable Award Agreement, and except as provided in Sections 3.3, 3.4, 3.11 and 3.17.1, and subject to Section 3.2, upon exercise of an Outstanding Vested SAR for which payment will be made partly or entirely in shares of Common Stock, delivery of shares of Common Stock (and cash in respect of fractional shares), with a Fair Market Value (on the exercise date) equal to (i) the excess of (a) the Fair Market Value of a share of Common Stock (on the exercise date) over (b) the Exercise Price of such SAR multiplied by (ii) the number of SARs exercised, shall be effected by book-entry credit to the Grantee’s Custody Account. The Grantee shall be the beneficial owner and record holder of such shares of Common Stock properly credited to the Custody Account on such date of delivery. No delivery of such shares of Common Stock shall be made to a Grantee unless the Grantee has timely returned all required documentation specified in the Grantee’s Award Agreement or as otherwise required by the Committee or the SIP Administrator.
          2.4.4 Repayment if Conditions Not Met. If the Committee determines that all terms and conditions of the Plan and a Grantee’s SAR Award Agreement in respect of exercised SARs were not satisfied, then the Grantee shall be obligated to pay the Firm immediately upon demand therefor, an amount equal to the excess of the Fair Market Value (determined at the time of exercise) of the shares of Common Stock subject to the exercised SARs over the Exercise Price therefor, without reduction for any amount applied to satisfy withholding tax or other obligations in respect of such SARs.
2.5 Restricted Shares
          2.5.1 Grant. The Committee may grant or offer for sale Awards of Restricted Shares in such amounts and subject to such terms and conditions as the Committee may determine. Upon the issuance of such shares in the name of the Grantee, the Grantee shall have the rights of a shareholder with respect to the Restricted Shares and shall become the record holder of such shares, subject to the provisions of the Plan and any restrictions and conditions as the Committee may include in the applicable Award Agreement. In the event that a Certificate is issued in respect of Restricted Shares, such Certificate may be registered in the name of the Grantee but shall be held by a custodian (which may be GS Inc. or one of its affiliates) until the time the restrictions lapse.
          2.5.2 Repayment if Conditions Not Met. If the Committee determines that all terms and conditions of the Plan and a Grantee’s Restricted Share Award Agreement in respect of Restricted Shares which have become Vested were not satisfied, then the Grantee shall be obligated to pay the Firm immediately upon demand therefor, an amount equal to the Fair Market Value (determined at the time such shares became Vested) of such Restricted Shares, without reduction for any amount applied to satisfy withholding tax or other obligations in respect of such Restricted Shares.
2.6 RSUs
          2.6.1 Grant. The Committee may grant Awards of RSUs in such amounts and subject to such terms and conditions as the Committee may determine. A Grantee of an RSU has only the rights of a general unsecured creditor of GS Inc. until delivery of shares of Common Stock, cash or other securities or property is made as specified in the applicable Award Agreement.
          2.6.2 Delivery of Shares. Unless otherwise determined by the Committee, or as otherwise provided in the applicable Award Agreement, and except as provided in Sections 3.3, 3.4, 3.11 and 3.17.3, and subject to Section 3.2, on each Delivery Date the number or percentage of RSU Shares specified in the Grantee’s Award Agreement with respect to the Grantee’s then Outstanding Vested RSUs (which amount may be rounded to avoid fractional RSU Shares) shall be delivered. Unless otherwise determined by the Committee, or as otherwise provided in the applicable Award Agreement, delivery of RSU Shares shall be effected by book-entry credit to the Grantee’s Custody Account. The Grantee shall be the beneficial owner and record holder of any RSU Shares properly credited to the Grantee’s Custody Account. No delivery of shares of Common Stock underlying a Grantee’s RSUs shall be made unless the Grantee has timely returned all required documentation specified in the Grantee’s Award Agreement or as otherwise determined by the Committee or the SIP Administrator.
          2.6.3 Repayment if Conditions Not Met. If the Committee determines that all terms and conditions of the Plan and a Grantee’s RSU Award Agreement in respect of the delivery of shares underlying such RSUs were not satisfied, then the Grantee shall be obligated to pay the Firm immediately upon demand therefor, an amount equal to the Fair Market Value (determined at the time of delivery) of the shares of Common Stock delivered with respect to such Delivery Date, without reduction for any shares applied to satisfy withholding tax or other obligations in respect of such shares of Common Stock.

2.7 Other Stock-Based Awards
          The Committee may grant other types of equity-based or equity-related Awards (including the grant or offer for sale of unrestricted shares of Common Stock) in such amounts and subject to such terms and conditions as the Committee shall determine. Such Awards may entail the transfer of actual shares of Common Stock to Plan participants, or payment in cash or otherwise of amounts based on the value of shares of Common Stock, and may include, without limitation, Awards designed to comply with or take advantage of the applicable local laws of jurisdictions other than the United States.
2.8 Dividend Equivalent Rights
          2.8.1 Grant. The Committee may grant, either alone or in connection with any other Award, a Dividend Equivalent Right.
          2.8.2 Payment. The Committee shall determine whether payments in connection with a Dividend Equivalent Right shall be made in cash, in shares of Common Stock or in another form, whether they shall be conditioned upon the exercise of any Award to which they relate, the time or times at which they shall be made and such other terms and conditions as the Committee shall deem appropriate.
          2.8.3 Certain Section 162(m) Related Conditions. No Dividend Equivalent Right shall be conditioned on the exercise of any Option or SAR, if and to the extent such Dividend Equivalent Right would cause the compensation payable to a “covered employee” as a result of the related Option or SAR not to constitute performance-based compensation under Section 162(m)(4)(C) of the Code.
2.9 Adoption of Standardized Award Terms and Conditions
          The Committee may, in its discretion, adopt standardized terms and conditions that, unless and to the extent a Grantee’s Award Agreement expressly provides otherwise, shall apply to such Awards as may be determined by the Committee in its discretion. Any such standardized terms and conditions shall have the same force and effect as if expressly incorporated into the Plan and each applicable Award Agreement.

ARTICLE III
MISCELLANEOUS
3.1 Amendment of the Plan or Award Agreement
          3.1.1 Unless otherwise provided in the Plan or in an Award Agreement, the Board may from time to time suspend, discontinue, revise or amend the Plan in any respect whatsoever, including in any manner that adversely affects the rights, duties or obligations of any Grantee of an Award.
          3.1.2 Unless otherwise determined by the Board, shareholder approval of any suspension, discontinuance, revision or amendment shall be obtained only to the extent necessary to comply with any applicable law, rule or regulation; provided, however, if and to the extent the Board determines that it is appropriate for Awards granted under the Plan to constitute performance-based compensation within the meaning of Section 162(m)(4)(C) of the Code, no amendment that would require stockholder approval in order for amounts paid pursuant to the Plan to constitute performance-based compensation within the meaning of Section 162(m)(4)(C) of the Code shall be effective without the approval of the stockholders of GS Inc. as required by Section 162(m) of the Code and the regulations thereunder and, if and to the extent the Board determines it is appropriate for the Plan to comply with the provisions of Section 422 of the Code, no amendment that would require stockholder approval under Section 422 of the Code shall be effective without the approval of the stockholders of GS Inc.
3.2 Tax Withholding
          3.2.1 As a condition to the delivery of any shares of Common Stock, other property or cash pursuant to any Award or the lifting or lapse of restrictions on any Award, or in connection with any other event that gives rise to a federal or other governmental tax withholding obligation on the part of the Firm relating to an Award (including, without limitation, FICA tax), (a) the Firm may deduct or withhold (or cause to be deducted or withheld) from any payment or distribution to the Grantee, whether or not pursuant to the Plan, (b) the Committee shall be entitled to require that the Grantee remit cash to the Firm (through payroll deduction or otherwise) or (c) the Firm may enter into any other suitable arrangements to withhold, in each case in an amount sufficient in the opinion of the Firm to satisfy such withholding obligation.
          3.2.2 If the event giving rise to the withholding obligation involves a transfer of shares of Common Stock, then, at the discretion of the Committee, the Grantee may satisfy the withholding obligation described under Section 3.2.1 by electing to have GS Inc. withhold shares of Common Stock (which withholding, unless otherwise provided in the applicable Award Agreement, will be at a rate not in excess of the statutory minimum rate) or by tendering previously owned shares of Common Stock, in each case having a Fair Market Value equal to the amount of tax to be withheld (or by any other mechanism as may be required or appropriate to conform with local tax and other rules). For this purpose, Fair Market Value shall be determined as of the date on which the amount of tax to be withheld is determined (and GS Inc. may cause any fractional share amount to be settled in cash).
3.3 Required Consents and Legends
          3.3.1 If the Committee shall at any time determine that any consent (as hereinafter defined) is necessary or desirable as a condition of, or in connection with, the granting of any Award, the delivery of shares of Common Stock or the delivery of any cash, securities or other property under the Plan, or the taking of any other action thereunder (each such action being hereinafter referred to as a “plan action”), then such plan action shall not be taken, in whole or in part, unless and until such consent shall have been effected or obtained to the full satisfaction of the Committee. The Committee may direct that any Certificate evidencing shares delivered pursuant to the Plan shall bear a legend setting forth such restrictions on transferability as the Committee may determine to be necessary or desirable, and may advise the transfer agent to place a stop order against any legended shares.
          3.3.2 By accepting an Award, each Grantee shall have expressly provided consent to the items described in Section 3.3.3(d) hereof.
          3.3.3 The term “consent” as used herein with respect to any plan action includes (a) any and all listings, registrations or qualifications in respect thereof upon any securities exchange or under any federal, state or local law, or law, rule or regulation of a jurisdiction outside the United States, (b) any and all written agreements and representations by the Grantee with respect to the disposition of shares, or with respect to any other matter, which the Committee may deem necessary or desirable to comply with the terms of any such listing, registration or qualification or to obtain an exemption from the requirement that any such listing, qualification or registration be made, (c) any and all other consents, clearances and approvals in respect of a plan action by any governmental or other regulatory body or any stock exchange or self-regulatory agency, (d) any and all consents by the Grantee to (i) the Firm’s supplying to any third party recordkeeper of the Plan such personal information as the Committee deems advisable to administer the Plan, (ii) the Firm’s deducting amounts from the Grantee’s wages, or another arrangement satisfactory to the Committee, to reimburse the Firm for advances made on the Grantee’s behalf to satisfy certain withholding and other tax obligations in connection with an Award and (iii) the Firm’s imposing sales and transfer procedures and restrictions and hedging restrictions on shares of Common Stock delivered under the Plan and (e) any and all consents or authorizations required to comply with, or required to be obtained under, applicable local law or otherwise required by the Committee. Nothing herein shall require GS Inc. to list, register or qualify the shares of Common Stock on any securities exchange.
3.4 Right of Offset
          The Firm shall have the right to offset against its obligation to deliver shares of Common Stock (or other property or cash) under the Plan or any Award Agreement any outstanding amounts (including, without limitation, travel and entertainment or advance account balances, loans, repayment obligations under any Awards, or amounts repayable to the Firm pursuant to tax equalization, housing, automobile or other employee programs) the Grantee then owes to the Firm and any amounts the Committee otherwise deems appropriate pursuant to any tax equalization policy or agreement.
3.5 Nonassignability
          Except to the extent otherwise expressly provided in the applicable Award Agreement, no Award (or any rights and obligations thereunder) granted to any person under the Plan may be sold, exchanged, transferred, assigned, pledged, hypothecated, fractionalized, hedged or otherwise disposed of (including through the use of any cash-settled instrument), whether voluntarily or involuntarily, other than by will or by the laws of descent and distribution, and all such Awards (and any rights thereunder) shall be exercisable during the life of the Grantee only by the Grantee or the Grantee’s legal representative. Notwithstanding the preceding sentence, the Committee may permit, under such terms and conditions that it deems appropriate in its sole discretion, a Grantee to transfer any Award to any person or entity that the Committee so determines. Any sale, exchange, transfer, assignment, pledge, hypothecation, fractionalization, hedge or other disposition in violation of the provisions of this Section 3.5 shall be void. All of the terms and conditions of this Plan and the Award Agreements shall be binding upon any permitted successors and assigns.

3.6	Requirement of Consent and Notification of Election Under Section 83(b) of the Code or Similar Provision
          No election under Section 83(b) of the Code (to include in gross income in the year of transfer the amounts specified in Code Section 83(b)) or under a similar provision of the law of a jurisdiction outside the United States may be made unless expressly permitted by the terms of the Award Agreement or by action of the Committee in writing prior to the making of such election. If a Grantee of an Award, in connection with the acquisition of shares of Common Stock under the Plan or otherwise, is expressly permitted under the terms of the Award Agreement or by such Committee action to make any such election and the Grantee makes the election, the Grantee shall notify the Committee of such election within ten (10) days of filing notice of the election with the Internal Revenue Service or other governmental authority, in addition to any filing and notification required pursuant to regulations issued under Code Section 83(b) or other applicable provision.

3.7	Requirement of Notification Upon Disqualifying Disposition Under Section 421(b) of the Code
          If any Grantee shall make any disposition of shares of Common Stock delivered pursuant to the exercise of an Incentive Stock Option under the circumstances described in Section 421(b) of the Code (relating to certain disqualifying dispositions), such Grantee shall notify GS Inc. of such disposition within ten (10) days thereof.
3.8 Change in Control
          3.8.1 The Committee may provide in any Award Agreement for provisions relating to a Change in Control, including, without limitation, the acceleration of the exercisability of, or the lapse of restrictions or deemed satisfaction of goals with respect to, any Outstanding Awards.
          3.8.2 Unless otherwise provided in the applicable Award Agreement and except as otherwise determined by the Committee, in the event of a merger, consolidation, mandatory share exchange or other similar business combination of GS Inc. with or into any other entity (“successor entity”) or any transaction in which another person or entity acquires all of the issued and outstanding Common Stock of GS Inc., or all or substantially all of the assets of GS Inc., Outstanding Awards may be assumed or a substantially equivalent Award may be substituted by such successor entity or a parent or subsidiary of such successor entity, and such an assumption or substitution shall not be deemed to violate this Plan or any provision of any Award Agreement.
3.9 Other Conditions to Awards
          Unless the Committee determines otherwise, the Grantee’s rights in respect of all of his or her Outstanding Awards (whether or not Vested) shall immediately terminate and such Awards shall cease to be Outstanding if: (a) the Grantee attempts to have any dispute under the Plan or his or her Award Agreement resolved in any manner that is not provided for by Section 3.17, (b) the Grantee in any manner, directly or indirectly, (1) Solicits any Client to transact business with a Competitive Enterprise or to reduce or refrain from doing any business with the Firm or (2) interferes with or damages (or attempts to interfere with or damage) any relationship between the Firm and any Client or (3) Solicits any person who is an employee of the Firm to resign from the Firm or to apply for or accept employment with any Competitive

Enterprise, (c) the Grantee fails to certify to GS Inc., in accordance with procedures established by the Committee, that the Grantee has complied, or the Committee determines that the Grantee in fact has failed to comply, with all the terms and conditions of the Plan or Award Agreement or (d) any event constituting Cause occurs with respect to the Grantee. By exercising any Option or SAR or by accepting delivery of shares of Common Stock or any other payment under this Plan, the Grantee shall be deemed to have represented and certified at such time that the Grantee has complied with all the terms and conditions of the Plan and the Award Agreement.
3.10 Right of Discharge Reserved
          Neither the grant of an Award nor any provision in the Plan or in any Award Agreement shall confer upon any Grantee the right to continued Employment by the Firm or affect any right that the Firm may have to terminate or alter the terms and conditions of the Grantee’s Employment.
3.11 Nature and Form of Payments
          3.11.1 Any and all grants of Awards and deliveries of shares of Common Stock, cash or other property under the Plan shall be in consideration of services performed or to be performed for the Firm by the Grantee. Awards under the Plan may, in the sole discretion of the Committee, be made in substitution in whole or in part for cash or other compensation otherwise payable to an Employee. Without limitation on Section 1.3 hereof, unless otherwise specifically provided in an Award Agreement or by applicable law, the Committee shall be permitted with respect to any or all Awards to exercise all of the rights described in Section 1.3.2(h) and 1.3.2(i). Deliveries of shares of Common Stock may be rounded to avoid fractional shares. In addition, the Firm may pay cash in lieu of fractional shares.
          3.11.2 All grants of Awards and deliveries of shares of Common Stock, cash or other property under the Plan shall constitute a special discretionary incentive payment to the Grantee and shall not be required to be taken into account in computing the amount of salary or compensation of the Grantee for the purpose of determining any contributions to or any benefits under any pension, retirement, profit-sharing, bonus, life insurance, severance or other benefit plan of the Firm or under any agreement with the Grantee, unless the Firm specifically provides otherwise.
3.12 Non-Uniform Determinations
          None of Committee’s determinations under the Plan and Award Agreements need to be uniform and any such determinations may be made by it selectively among persons who receive, or are eligible to receive, Awards under the Plan (whether or not such persons are similarly situated). Without limiting the generality of the foregoing, the Committee shall be entitled, among other things, to make non-uniform and selective determinations under Award Agreements, and to enter into non-uniform and selective Award Agreements, as to (a) the persons to receive Awards, (b) the terms and provisions of Awards, (c) whether a Grantee’s Employment has been terminated for purposes of the Plan and (d) any adjustments to be made to Awards pursuant to Section 1.6.2 or otherwise.
3.13 Other Payments or Awards
          Nothing contained in the Plan shall be deemed in any way to limit or restrict the Firm from making any award or payment to any person under any other plan, arrangement or understanding, whether now existing or hereafter in effect.
3.14 Plan Headings; References to Laws, Rules or Regulations
          The headings in this Plan are for the purpose of convenience only, and are not intended to define or limit the construction of the provisions hereof.
          Any reference in this Plan to any law, rule or regulation shall be deemed to include any amendments, revisions or successor provisions to such law, rule or regulation.
3.15 Date of Adoption and Term of Plan; Shareholder Approval Required
          The 1999 SIP was originally adopted by the Board on April 30, 1999 and was amended and restated by the Board on January 16, 2003. The adoption of the Plan as amended and restated on January 16, 2003 was conditioned on the approval of the stockholders of GS Inc. in accordance with Treasury Regulation §1.162-27(e)(4), Section 422 of the Code, the rules of the New York Stock Exchange and other applicable law, and such approval was obtained on April 1, 2003. The Plan was further amended and restated effective as of December 31, 2008. Unless sooner terminated by the Board, the Plan shall terminate on the tenth anniversary of the Effective Date. The Board reserves the right to terminate the Plan at any time. All Awards made under the Plan prior to the termination of the Plan shall remain in effect until such Awards have been satisfied or terminated in accordance with the terms and provisions of the Plan and the applicable Award Agreements.

3.16 Governing Law
          All rights and obligations under the Plan and each Award Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to principles of conflict of laws.
3.17 Arbitration
          3.17.1 Unless otherwise specified in an applicable Award Agreement, it shall be a condition of each Award that any dispute, controversy or claim between the Firm and a Grantee, arising out of or relating to or concerning the Plan or applicable Award Agreement, shall be finally settled by arbitration in New York City before, and in accordance with the rules then obtaining of, the New York Stock Exchange, Inc. (the “NYSE”) or, if the NYSE declines to arbitrate the matter in New York City (or if the matter otherwise is not arbitrable by it), the American Arbitration Association (the “AAA”) in accordance with the commercial arbitration rules of the AAA. Prior to arbitration, all claims maintained by the Grantee must first be submitted to the Committee in accordance with claims procedures determined by the Committee. This Section is subject to the provisions of Sections 3.17.2 and 3.17.3 below.
          3.17.2 Unless otherwise specified in an applicable Award Agreement, it shall be a condition of each Award that the Firm and the Grantee irrevocably submit to the exclusive jurisdiction of any state or federal court located in the city of New York over any suit, action or proceeding arising out of or relating to or concerning the Plan or the Award that is not otherwise arbitrated or resolved according to Section 3.17.1. This includes any suit, action or proceeding to compel arbitration or to enforce an arbitration award. By accepting an Award, the Grantee acknowledges that the forum designated by this Section 3.17.2 has a reasonable relation to the Plan, any applicable Award and to the Grantee’s relationship with the Firm. Notwithstanding the foregoing, nothing herein shall preclude the Firm from bringing any suit, action or proceeding in any other court for the purpose of enforcing the provisions of this Section 3.17 or otherwise.
          3.17.3 Unless otherwise specified in an applicable Award Agreement, the agreement by the Grantee and the Firm as to forum is independent of the law that may be applied in the suit, action or proceeding and the Grantee and the Firm agree to such forum even if the forum may under applicable law choose to apply non-forum law. By accepting an Award, (a) the Grantee waives, to the fullest extent permitted by applicable law, any objection which the Grantee may have to personal jurisdiction or to the laying of venue of any such suit, action or proceeding in any court referred to in Section 3.17.2, (b) the Grantee undertakes not to commence any action arising out of or relating to or concerning any Award in any forum other than a forum described in Section 3.17 and (c) the Grantee agrees that, to the fullest extent permitted by applicable law, a final and non-appealable judgment in any such suit, action or proceeding in any such court shall be conclusive and binding upon the Grantee and the Firm.

          3.17.4 Unless otherwise specified in an applicable Award Agreement, by accepting an Award, the Grantee irrevocably appoints each General Counsel of GS Inc. as his or her agent for service of process in connection with any suit, action or proceeding arising out of or relating to or concerning this Plan or any Award which is not arbitrated pursuant to the provisions of Section 3.17.1, who shall promptly advise the Grantee of any such service of process.
          3.17.5 Unless otherwise specified in an applicable Award Agreement, by accepting an Award, the Grantee agrees to keep confidential the existence of, and any information concerning, a dispute, controversy or claim described in this Section 3.17, except that the Grantee may disclose information concerning such dispute, controversy or claim to the arbitrator or court that is considering such dispute, controversy or claim or to his or her legal counsel (provided that such counsel agrees not to disclose any such information other than as necessary to the prosecution or defense of the dispute, controversy or claim).
3.18 Severability; Entire Agreement
          If any of the provisions of this Plan or any Award Agreement is finally held to be invalid, illegal or unenforceable (whether in whole or in part), such provision shall be deemed modified to the extent, but only to the extent, of such invalidity, illegality or unenforceability and the remaining provisions shall not be affected thereby; provided that, if any of such provisions is finally held to be invalid, illegal or unenforceable because it exceeds the maximum scope determined to be acceptable to permit such provision to be enforceable, such provision shall be deemed to be modified to the minimum extent necessary to modify such scope in order to make such provision enforceable hereunder. By accepting an Award, the Grantee acknowledges that the Plan and any Award Agreements contain the entire agreement of the parties with respect to the subject matter thereof and supersede all prior agreements, promises, covenants, arrangements, communications, representations and warranties between them, whether written or oral with respect to the subject matter thereof.
3.19 Waiver of Claims
          By accepting an Award, the Grantee recognizes and agrees that prior to being selected by the Committee to receive an Award he or she has no right to any benefits under such Award. Accordingly, in consideration of the Grantee’s receipt of any Award, he or she expressly waives any right to contest the amount of any Award, the terms of any Award Agreement, any determination, action or omission hereunder or under any Award Agreement by the Committee, the SIP Administrator, GS Inc. or the Board or any amendment to the Plan or any Award Agreement (other than an amendment to this Plan or an Award Agreement to which his or her consent is expressly required by the express terms of an Award Agreement), and the Grantee expressly waives any claim related in any way to any Award including any claim based upon any promissory estoppel or other theory in connection with any Award and the Grantee’s employment with the Firm.
3.20 No Third Party Beneficiaries
          Except as expressly provided in an Award Agreement, neither the Plan nor any Award Agreement shall confer on any person other than the Firm and the Grantee of the Award any rights or remedies thereunder; provided that the exculpation and indemnification provisions of Section 1.3.5 shall inure to the benefit of a Covered Person’s estate, beneficiaries and legatees.
3.21 Limitations Imposed by Section 162(m) of the Code
          Notwithstanding any other provision hereunder, prior to a Change in Control, if and to the extent that the Committee determines GS Inc.’s federal tax deduction in respect of a particular Grantee’s Award may be limited as a result of Section 162(m) of the Code, the Committee may determine to delay delivery or payment under the Award in such manner as it deems appropriate, including the following actions:
          3.21.1 With respect to such Grantee’s Options, SARs and Dividend Equivalent Rights, the Committee may delay the payment in respect of such Options, SARs and Dividend Equivalent Rights until a date that is within 30 Business Days after the earlier to occur of (i) the date that compensation paid to the Grantee is no longer subject to the deduction limitation under Section 162(m) of the Code and (ii) the occurrence of a Change in Control. In the event that a Grantee exercises an Option or SAR or would receive a payment in respect of a dividend equivalent right at a time when the Grantee is a “covered employee” and the Committee determines to delay the payment in respect of any such Award, the Committee shall credit cash, or, in the case of an amount payable in Common Stock, the Fair Market Value of the Common Stock, payable to the Grantee to a book account. The Grantee shall have no rights in respect of such book account, and the amount credited thereto shall be subject to the transfer restrictions in Section 3.5. The Committee may credit additional amounts to such book account as it may determine in its sole discretion. Any book account created hereunder shall represent only an unfunded unsecured promise to pay the amount credited thereto to the Grantee in the future.
          3.21.2 With respect to such Grantee’s Restricted Shares, the Committee may require the Grantee to surrender to the Committee any certificates and agreements with respect to such Restricted Shares in order to cancel the Awards of Restricted Shares. In exchange for such cancellation, the Committee shall credit the Fair Market Value of the Restricted Shares subject to such Awards to a book account. The amount credited to the book account shall be paid to the Grantee within 30 Business Days after the earlier to occur of (i) the date that compensation paid to the Grantee is no longer subject to the deduction limitation under Section 162(m) of the Code and (ii) the occurrence of a Change in Control. The Grantee shall have no rights in respect of such book account, and the amount credited thereto shall be subject to the transfer restrictions in Section 3.5. The Committee may credit additional amounts to such book account as it may determine in its sole discretion. Any book account created hereunder shall represent only an unfunded unsecured promise to pay the amount credited thereto to the Grantee in the future.
          3.21.3 With respect to such Grantee’s RSUs, the Committee may elect to delay delivery of such RSU Shares until a date that is within 30 Business Days after the earlier to occur of (i) the date that compensation paid to the Grantee is no longer subject to the deduction limitation under Section 162(m) of the Code and (ii) the occurrence of a Change in Control.
3.22 Certain Limitations on Transactions Involving Common Stock; Fees and Commissions
          3.22.1 Each Grantee shall be subject to, and acceptance of an Award shall constitute an agreement to be subject to the Firm’s policies in effect from time to time concerning trading in Common Stock, hedging or pledging and confidential or proprietary information. In addition, with respect to any shares of Common Stock delivered to any Grantee in respect of an Award, sales of such Common Stock shall be effected in accordance such rules and procedures as may be adopted from time to time with respect to sales of such shares of Common Stock (which may include, without limitation, restrictions relating to the timing of sale requests, the manner in which sales are executed, pricing method, consolidation or aggregation of orders and volume limits determined by the Firm).
          3.22.2 Each Grantee may be required to pay any brokerage costs or other fees or expenses associated with any Award, including without limitation, in connection with the sale of any shares of Common Stock delivered in respect of any Award or the exercise of an Option or SAR.
3.23 Deliveries
          Deliveries of shares of Common Stock, cash or other property under the Plan shall be made to the Grantee reasonably promptly after the Delivery Date or any other date such delivery is called for, but in no case more than thirty (30) Business Days after such date.
3.24 Successors and Assigns of GS Inc.
          The terms of this Plan shall be binding upon and inure to the benefit of GS Inc. and its successors and assigns.

          IN WITNESS WHEREOF, and as evidence of the adoption of this amended and restated Plan effective as of December 31, 2008 by GS Inc., it has caused the same to be signed by its duly authorized officer this 21st day of January, 2009.

THE GOLDMAN SACHS GROUP, INC.
By:	/s/ Esta E. Stecher
	Name:	Esta E. Stecher
	Title:	Executive Vice President and General Counsel